Exhibit 3.1

STATE OF NEVADA
FRANCISCO V. AGUILAR Secretary of State		C. MURPHY HEBERT Chief Deputy Secretary of State DEANNA L. REYNOLDS Deputy Secretary for Commercial Recordings
OFFICE OF THE SECRETARY OF STATE

Business Entity - Filing Acknowledgement

07/10/2026
Work Order Item Number:	W2026071000964-5336387
Filing Number:	20265890606
Filing Type:	Amendment After Issuance of Stock
Filing Date/Time:	7/10/2026 12:49:00 PM
Filing Page(s):	4

Indexed Entity Information:

Entity ID: E0799472006-9	Entity Name: VIVAKOR, INC.
Entity Status: Active	Expiration Date: None

Commercial Registered Agent

CAPITOL CORPORATE SERVICES, INC.

716 N. Carson St. #B, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

/s/ FRANCISCO V. AGUILAR
FRANCISCO V. AGUILAR
Secretary of State

Page 1 of 1 Commercial Recording
401 N. Carson Street		1 State of Nevada Way
Carson City, NV 89701		Las Vegas, NV 89119

Business Number E0799472006 - 9 Filed in the O f fice of Secretary of State State Of Nevada Filing Number 20265890606 Filed On 7/10/2026 12:49:00 PM Number of Pages 4

CJ 2 : 39 : 3 1 p . m . 0 1 - 1 0 - 2 026 [ 4 I 18886118813 T o : Nevada Secretary of State Page: 4 of 6 2026 - 07 - 10 19:4 0 : 17 GMT 18886118813 Fro m : Vcorp Services , LL( FRANC I SCO V. AGU I LAR Secretary of State 401 North Carson Street Carson C i ty, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment ( PURSUANT TO NRs 7 8 . 380 & 78 . 385/78 . 390) Certificate to Accompany Restated Articles or Amended and Restated Articles ( PuRsuANT TO NRs 78.403 ) Officer's Statement ( PURSUANT To NRs s o . o3o) 4. Effect i ve Date and Time: ( Optional ) 5. I nformation Being Changed: ( Domestic corporations only) Tim e : 07/16/2026 : 4:01 p.m., ET Date: ( must not be later than 90 days after the certificate is filed ) Changes to takes the following effect: ' _: The entity name has been amende d . =: _; The reg i stered agent has been changed. ( attach Certificate of Acceptance from new registered agent ) C l The purpose of the entity has been amende d . The authorized shares have been amende d . U The directors , managers or general partners have been amended. IRS tax l anguage has been adde d . Articles have been adde d . Articles have been deleted. ! X i Other. The articles have been amended as follows : (provide article number s , if available) Article 3 is amended as set forth below ,<7 , / J ttach additional page(s) if necessary) 6. S i gnature: (Required) CEC Title Signatur . < t l Officer or Authorized Signer Signature of Off i cer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right g i ven to any class or series of outstanding share s . then the amendment must be approved by the vot e , in addition to the affirmative vote otherwise require d , of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereo f . P l ease i nclude any requ i red or opt i onal information in space below: ( attach additional page(s) if necessary) Art icle 3 is amended to provide that each twenty (20) shares of issued and outstanding common stock, $0.001 par value per shar e , will be consolidated into one (1) share of common stock, $0.001 par value per shar e . No fractional shares will be issue d . Any fractional shares resulting from the reverse stock split will be rounded up to the nearest who l e share (see attached) . This form must be accompanied by appropriate fees . Page 2 of 2 Revise d : 9 1 1 1 2 023

ATTACHMENT TO

CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

VIVAKOR, INC.

ARTICLE III

A. Classes of Stock. The Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is 500,000,000, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is 15,000,000 shares, par value $0.001. The Corporation currently has one series of outstanding Preferred Stock, entitled Series A Convertible Preferred Stock (150,000 authorized shares).

B. Reverse Stock Split. Upon the effectiveness of this Certificate of Amendment to Articles of Incorporation with the Secretary of State of the State of Nevada (the “Effective Time”), each twenty (20) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined and converted, without any action on the part of the holder thereof, into one (1) share of fully paid and nonassessable Common Stock of the Corporation (the “Reverse Stock Split”). Fractional shares, if any, will be rounded up to the next whole share. The Reverse Stock Split shall occur whether or not the certificates representing shares of Old Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Stock Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Stock Split and held by a single record holder shall be aggregated. The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split, and the number of shares of Common Stock the Corporation is authorized to issue, as set forth in Section A of this Article 3, shall not be reduced or otherwise affected by the Reverse Stock Split.

C. Rights, Preferences, Privileges and Restrictions of Preferred Stock. The Preferred Stock authorized by these Amended and Restated Articles of Incorporation may be issued from time to time in one or more series. The Corporation’s Board of Directors (the “Board of Directors”) hereby is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed on each additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or any series thereof in Certificates of Designation or in these Articles of Incorporation (“Protective Provisions”), but notwithstanding any of the other rights of the Preferred Stock or any series thereof, the rights, preferences, privileges and restrictions of any such additional series of Preferred Stock may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent) or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions (if any), the Board of Directors also is authorized to increase or decrease the number of shares of any series of Preferred Stock (other than the Series A Preferred Stock), before or after the issuance of such series, but not below the number of shares of such series then outstanding. In case the number of shares of any series is so decreased, the shares constituting such decrease shall resume the status that they had before the adoption of the resolution originally fixing the number of shares of such series.

D. Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the Corporation’s shareholders as set forth in these Articles of Incorporation.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one (1) vote for each such share, shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote upon such matters and in such manner as may be provided by law.